Exhibit 10.1

December 6, 2023

PERSONAL AND CONFIDENTIAL

Mr. William C. Trimble, III

Re:	Transition and Separation Agreement and Release

Dear Bill:

We have been discussing the terms of your separation from employment, have agreement to the terms of your separation, and desire to set out in this letter agreement (the “Agreement”) the applicable terms and conditions to which we have agreed. In consideration of the covenants and promises of the parties to this Agreement, and intending to be legally bound, you and the Company agree as follows.

Reference is made to: (i) the Employment Agreement by and among you, Easterly Government Properties Services LLC (the “Employing Entity”), Easterly Government Properties LP (the “Partnership”), and Easterly Government Properties, Inc. (the “Company”, and together with the Employing Entity and the Partnership, the “Easterly Entities”), dated as of January 30, 2015 (the “Employment Agreement”); (ii) the Company’s 2015 Equity Incentive Plan (as amended from time to time, the “Plan”); (iii) those certain (a) TSR Performance LTIP Unit Award Agreements, (b) Time-Based LTIP Unit Award Agreements, and (c) Operational Performance LTIP Unit Award Agreements, in each case, granted to you by the Company with grant dates of January 4, 2021, January 3, 2022, and January 3, 2023 (the “Equity Awards”); and (iv) the Amended and Restated Agreement of Limited Partnership of the Partnership (as amended from time to time, the “LP Agreement”, and together with the Plan and the Equity Awards, the “Equity Documents”). Capitalized terms used in this Agreement without definition have the meanings assigned to such terms in the Employment Agreement or the Equity Documents, as applicable.

Even if you do not sign this Agreement, the following bulleted terms and conditions apply in connection with the cessation of your employment with the Employing Entity:

•

The Employing Entity shall pay you (i) any Base Salary earned through the Separation Date (as defined below), (ii) unpaid expense reimbursements incurred through the Separation Date, (iii) unused vacation that accrued through the Separation Date, and (iv) any vested benefits the you may have under any employee benefit plan of the Company and/or the Employing Entity through the Separation Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plan.

•

Your eligibility to participate in the Employing Entity’s group health plans will end in accordance with the terms and conditions of the health plans. The Employing Entity shall provide you with the opportunity to continue group health coverage at your own sole expense under the law known as “COBRA”, subject to your COBRA eligibility as applicable. You will be notified by separate memoranda of your rights under COBRA.

•

Your eligibility to participate in any of the other employee benefit plans and programs in which you currently participate as a result of your employment with the Employing Entity will cease on the Separation Date in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.

Also, regardless of whether you enter into this Agreement, you will remain subject to the terms of the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement that you entered into on January 31, 2015 (the “Restrictive Covenants Agreement”).

The remainder of this Agreement proposes an agreement between you and the Easterly Entities. This Agreement and the transition and separation benefits referenced herein are provided in lieu of, and serve as a complete substitution of, the separation agreement and release and related benefits contemplated by any other agreement or arrangement between you and any of the Easterly Entities. You acknowledge you are entering into this Agreement knowingly and voluntarily.

With those understandings, you and the Easterly Entities agree as follows:

1.	Transition, Separation and Severance Benefits.

(a) If you enter into and comply with this Agreement you will continue to be employed by the Employing Entity until December 31, 2023, unless you resign, whether to begin alternative employment or otherwise, or you are terminated by the Company for Cause prior to that date. Your last day of employment, whether it is December 31, 2023 or an earlier date, shall be referred to as the “Separation Date.” You agree that you will be deemed to resign from all offices and board member positions that you hold with the Easterly Entities or any of their respective subsidiaries and affiliates on the Separation Date and shall execute any documents in reasonable form as may be requested to confirm or effectuate such resignations. The time period between the date of this letter and the Separation Date shall be referred to as the “Transition Period.” During the Transition Period, your employment with the Employing Entity will continue, except that your primary job duties will relate to assisting in the transition of the Chief Executive Officer and President roles to your successor or successors. Additionally, for the avoidance of doubt, you agree that the circumstances resulting in this Agreement, including the Employing Entity’s decision to implement and the effectuation of the transition contemplated by this Agreement, cannot and will not constitute Good Reason for purposes of the Employment Agreement or any of the Equity Documents. You hereby waive any and all claims and arguments that any changes to your title, authority, reporting relationship, duties, or responsibilities contemplated by this Agreement constitute Good Reason.

(b) Provided (i) you enter into, do not revoke, and comply with this Agreement, (ii) continue to be employed by the Employing Entity until December 31, 2023, or such earlier date the Employing Entity terminated your employment without Cause, (iii) you reaffirm the terms of this Agreement by signing and returning the Certificate attached hereto as Exhibit A after the Separation Date but no later than seven days after the Separation Date, and (iv) you do not materially breach or materially violate this Agreement, then:

(i) Severance Pay. The Employing Entity shall pay you a gross amount equal to $400,000, less applicable taxes and withholdings (the “Severance Amount”). The Employing Entity shall pay you the Severance Amount in a single lump sum on the second payroll date immediately following the Certificate Effective Date (as defined in Exhibit A hereto).

(ii) 2023 Incentive Compensation. You will be eligible to receive incentive compensation for calendar year 2023 in such amounts, and based on applicable personal and Company performance factors, as were previously determined by the Compensation Committee for calendar year 2023. Any such incentive compensation will be paid within 75 days following the end of the fiscal year, and in any event at the same time and subject to the same conditions as employees who remain actively employed through the payment date.

(iii) Equity Rights. For purposes of the Equity Documents, your separation from employment with the Employing Entity will be a Qualified Termination effective as of December 31, 2023. All of your unvested Award LTIP Units outstanding as of the Separation Date will be treated in accordance with the applicable Equity Documents; provided that (i) no Partial Service Factor shall be applied to the Earned LTIP Unit Equivalent at the end of the applicable performance period with respect to the TSR Performance LTIP Unit Award Agreements and the Operational Performance LTIP Unit Award Agreements and (ii) any continued vesting of Award LTIP Units pursuant to the applicable Equity Documents following the Separation Date shall be subject to Section 8(a) of this Agreement. For the avoidance of doubt, this Section 1(b)(iii) shall be deemed a modification to each of the Equity Documents, with the exception of the Time-Based LTIP Unit Award Agreement dated January 4, 2021, pursuant to which the Award LTIP Units granted thereunder will either vest on December 31, 2023, or will have vested or been forfeited pursuant to the terms of such agreement prior to such date.

(c) Tax Treatment. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement it reasonably determines to be required. All payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

2.	Release of Claims.

In consideration for, among other terms, the Severance Amount and other payments and benefits described in Section 1, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge each of the Easterly Entities and each of their respective direct and indirect subsidiaries, equityholders, affiliates, predecessors, successors, assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, managers, partners, employees, attorneys, accountants, insurers, representatives and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from any and all causes of action, in law or equity, claims, demands, debts, damages and liabilities of every name and nature, known or unknown whether arising under express or implied contract, public policy, tort, the common law or any federal, state or local statute, ordinance, regulation, constitutional provision or otherwise (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract, including, without limitation, under the Employment Agreement;

•	of defamation or other torts;

•

of retaliation or discrimination under federal, state or local law, including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964;

•	under any other federal or state statute;

•

for wages, bonuses, incentive compensation, commissions, severance, equity, incentive equity, participation in any equity program, vacation pay or any other compensation or benefits, either under the Employment Agreement or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, this release shall not operate as, or be construed as, a release or waiver of any rights and/or claims: (a) that cannot be released or waived as a matter of law, (b) with respect to unemployment or workers’ compensation benefits, or (c) under this Agreement (including such rights and claims as an equityholder pursuant to the Equity Documents, as addressed hereby).

Subject to Section 7 below, you agree not to accept damages of any nature, other equitable or legal remedies for your benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent you have not assigned any Claim to any third party. You acknowledge and understand this release is a general release, and this means you are giving up your right to sue the Releasees for any and all claims, including but not limited to the specific claims referenced in this Section 2.

You acknowledge, agree and represent, except as expressly provided in this Agreement, the Company and its direct and indirect parent entities and subsidiaries each has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, equity, incentive equity, participation in any equity program, vesting, and any and all other benefits and compensation due to you.

For the purpose of implementing a full and complete release, you expressly acknowledge the release given herein is intended to include, without limitation, claims you did not know or suspect to exist at the time this Agreement is executed, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would materially have affected your decision to execute this Agreement (including this Section 2), and the consideration given under this Agreement is also for the release of those claims and contemplates the extinguishment of any such unknown claims.

You hereby acknowledge and agree each of the Releasees is an intended third party beneficiary of this Section 2 and each Releasee (acting individually or in concert with any other Releasee) shall have the right to enforce the provisions of this Section 2. You acknowledge neither the offer of this Agreement by the Easterly Entities, nor any of the severance benefits described in Section 1, constitutes an admission of liability or wrongdoing by any of the Easterly Entities or any of the other Releasees.

3.	Restrictive Covenants

You acknowledge that your obligations under the Restrictive Covenants Agreement shall continue in effect from and after the Separation Date and you hereby reaffirm all such obligations. In addition, in furtherance of the non-disparagement obligations contained in the Restrictive Covenants Agreement, you acknowledge and agree that, except as otherwise required by law, you shall not, at any time in the future, make any statement or inference, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company or any of the other Releasees, including, but not limited to, negative references to the Company’s or a Releasee’s services, policy, partners, directors, officers, managers, members, or employees, or take any other action that may disparage the Company or a Releasee to the general public and/or the Company’s or Releasee’s employees, tenants, vendors, and/or business partners.

4.	Return of Property

Within three (3) business days following the Separation Date, you agree to return to the Employing Entity or the Company, as applicable, all Easterly Entity property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning any Easterly Company, their business or their business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Easterly Entity information from any computer or other device that remains your property after the Separation Date. In the event you discover you continue to retain any such property, you shall return it to the Company immediately.

5.	Future Cooperation

Following the Separation Date, in exchange for the payments and benefits hereunder, you agree to cooperate fully with the Easterly Entities and their respective subsidiaries and affiliates (including its and their outside counsel) in connection with (a) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Easterly Entities believe you may have knowledge or information; and (b) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). In furtherance of your obligations under Section 7(b) of the Employment Agreement, you agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Easterly Entities’ counsel. The Company shall not utilize this Section 5 to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which any of the Easterly Entities or any of their respective subsidiaries or affiliates calls you as a witness. The Company shall reimburse you for any reasonable out-of-pocket expenses you incur due to your performance of Cooperation Services, after receipt of reasonably detailed invoices, consistent with applicable business expense reimbursement policies.

6.	Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the existence and terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors (if applicable), but only if such person first agrees to keep Agreement-Related Information confidential. You represent during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this Section 6 shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided, subject to Section 7 below, you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

7.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, any other agreement with any of the Easterly Entities, or any Easterly Entity policy limits your ability, with or without notice, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), other than any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that is made (a) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.	Other Provisions

(a) Termination and Return of Payments; Certain Remedies. Notwithstanding anything to the contrary in this Agreement, you acknowledge and agree the receipt of any severance benefits described in Section 1 is subject to your compliance with, and you are not materially violating, this Agreement (which shall have been executed and not revoked by you), and your execution and non-revocation of the Certificate attached hereto as Exhibit A. If you materially breach any of the provisions in this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Easterly Entities shall have the right to terminate and/or suspend all continuing payments or benefits to which you may otherwise be entitled in connection with this Agreement, including, without limitation, continued vesting of Award LTIP Units pursuant to the terms of the Equity Documents, and/or enforce the return of any payments previously paid to you and the cash value of any benefits made available to you under this Agreement, including, without limitation, the Severance Amount. The termination, suspension and/or return of such payments and benefits in the event of your breach will not affect your release. Without limiting the Easterly Entities’ remedies hereunder, if an Easterly Entity prevails in any action to enforce this Agreement, then you shall be liable to such Easterly Entity/ies for reasonable attorneys’ fees and costs incurred in connection with such action.

(b) Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Easterly Entities.

(c) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d) Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e) Jurisdiction; Governing Law; Interpretation. You and the Easterly Entities hereby agree the state and federal courts of New York shall have the exclusive jurisdiction to consider any matters related to this Agreement. With respect to any such court action, you submit to the jurisdiction and venue of such courts, you acknowledge venue in such courts is proper and you waive any right to a jury with respect to any such action. This Agreement shall be interpreted and enforced under the laws of New York, without regard to conflict of law principles.

(f) Entire Agreement. This Agreement, together with Exhibit A (once executed), constitutes the entire agreement between you and the Easterly Entities with respect to the subject matter hereof. This Agreement supersedes any previous agreements or understandings between you and the Easterly Entities, except the Equity Documents, the Restricted Covenants Agreement and any other obligations specifically preserved in this Agreement.

(g) Time for Consideration; Effective Date. You acknowledge you have knowingly and voluntarily entered into this Agreement and the Easterly Entities have advised you to consult with an attorney before signing this Agreement. You understand and acknowledge you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge such decision was entirely voluntary and you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned, provided such notice is delivered so it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(h) Clawback Policy. You agree that you shall be subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to the Company or any of its subsidiaries or affiliates in effect from time to time or (ii) set forth in any policies adopted or maintained by the Company or any of its subsidiaries or affiliates as in effect from time to time, including, without limitation, the Company’s Compensation Recovery Policy, adopted as of August 2, 2023 and effective as of October 2, 2023.

(i) Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission in portable document format (pdf) or comparable electronic transmission, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), any one of which need not contain the signatures of more than one party, but each of which will be an original. When both counterparts are signed, they shall be treated together as one and the same document. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or pdf electronic transmission or comparable electronic transmission to deliver a signature or the fact any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or pdf electronic transmission or comparable electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

[Balance of Page Intentionally Left Blank; Signature Pages Follow]

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Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

EASTERLY GOVERNMENT PROPERTIES, INC.

By:	/s/ Meghan G. Baivier	December 6, 2023
	Meghan G. Baivier	Date
Executive Vice President, Chief Financial
Officer and Chief Operating Officer

EASTERLY GOVERNMENT PROPERTIES SERVICES, LLC

By: EASTERLY GOVERNMENT PROPERTIES LP, its Member

By: EASTERLY GOVERNMENT PROPERTIES, INC., its General Partner

By:	/s/ Meghan G. Baivier	December 6, 2023
	Meghan G. Baivier	Date
Executive Vice President, Chief Financial
Officer and Chief Operating Officer

EASTERLY GOVERNMENT PROPERTIES LP

By: EASTERLY GOVERNMENT PROPERTIES, INC., its General Partner

By:	/s/ Meghan G. Baivier	December 6, 2023
	Meghan G. Baivier	Date
Executive Vice President, Chief Financial
Officer and Chief Operating Officer

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge you have carefully read and fully understand all of the provisions of this Agreement and you are knowingly and voluntarily entering into this Agreement.

/s/ William C. Trimble, III	December 6, 2023
William C. Trimble, III	Date

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, William C. Trimble, III, hereby acknowledge and certify that I entered into a Transition and Separation Agreement and Release with the Easterly Entities to which this Certificate is attached (the “Agreement”). Capitalized but undefined terms in this Certificate are defined in the Agreement. Pursuant to the Agreement, I am required to sign this “Certificate,” which updates the release of claims in the Agreement, in order to receive the benefits described in Section 1(b) of the Agreement. For this Certificate to become effective and for me to receive such severance benefits, I must sign this Certificate after the Separation Date but no later than seven days after the Separation Date. I will not sign this Certificate before the Separation Date. Consistent with Section 8(g) of the Agreement, I have seven days after the date I sign this Certificate to revoke the release of claims reflected in this certificate. I acknowledge and agree that, if I revoke this Certificate, then I will not be entitled to receive any of the benefits described in Section 1(b) of the Agreement. The eighth day following the date I execute this Certificate is the “Certificate Effective Date.” I further agree as follows:

1.	A copy of this Certificate was attached as an Exhibit to the Agreement.

2.

In consideration of the benefits described in Section 1(b) of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.

I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives, with the exception of those promises expressly contained in this Certificate and the Agreement.

4.

I also represent that I have not been subject to any retaliation or any other form of adverse action by the released parties for any action taken by me as an employee or resulting from my exercise of or attempt to exercise any statutory rights recognized under federal, state or local law. I agree that I have been paid all unpaid wages and other compensation owed to me of the Separation Date. I also agree that and that none of my rights have been violated under any statute, common law or Easterly Entity policy, program or agreement. I represent that I have reported any and all workplace injuries that I suffered during my employment, if any, to the Employing Entity before executing this Certificate.

5.	I agree that this Certificate is part of the Agreement.

Accepted and Agreed:

William C. Trimble, III	Date